Exhibit 10(z)-4

AMENDMENT NO. 3

TO

PPL OFFICERS DEFERRED COMPENSATION PLAN

WHEREAS, PPL Services Corporation ("PPL") has adopted the PPL Officers Deferred Compensation Plan ("Plan") effective July 1, 2000; and
WHEREAS, the Plan was amended and restated effective November 1, 2003, and subsequently amended by Amendment No. 1 and 2; and
WHEREAS, PPL desires to further amend the Plan;
NOW, THEREFORE, the Plan is hereby amended as follows:
I.	Effective June 1, 2008, the following sections of Articles 2, 4, 6 and 9 are amended to read:

Article II
Definitions

2.1.                 "Account" means the account of Deferred Cash Compensation and Deferred Cash Awards established solely as a bookkeeping entry and maintained under Article V of this Plan.  This account includes the balance of any account from the PPL Global Officers Deferred Compensation Plan and/or the PPL Montana Officers Deferred Compensation Plan as of the date those Plans were terminated and merged into this Plan.  Each Account shall have two sub-accounts:  a sub-account for "Pre-2005 Amounts" and a sub-account for "Post-2004 Amounts" (each defined in Section 6.1).
2.17                 "Section 409A" means Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations issued thereunder.
2.18                 "Separation from Service" means a "separation from service" as defined in Section 409A.
2.19                 "SERP" means the PPL Supplemental Executive Retirement Plan.
2.20                 "Total Amount Payable" means the amount credited to a Participant's Account plus the calculated rate of return pursuant to Section 5.1(e).
The masculine pronoun shall be deemed to include the feminine and the singular to include the plural unless a different meaning is plainly required by the context.
2.21                 "Unforeseeable Emergency" means an "unforeseeable emergency" as defined in Section 409A.

Article IV
Deferred Cash Compensation and Deferred Cash Awards

4.4                 Any election to defer or change the amount of Cash Compensation and/or Cash Awards to be deferred for any subsequent calendar year after the first calendar year of eligibility may be made by Participant not later than June 30 of the year preceding the year Cash Compensation is earned and Cash Awards are granted, with the exception of the deferral of salary, by filing with the CLC or its designee an election form; provided, however, that an election once made will be presumed to continue for future years unless timely changed or revoked by Participant in accordance with Section 4.5.  Deferral of salary or changes in salary deferral elections for any subsequent calendar year may be made not later than December 31 of the year preceding the year salary would otherwise be paid.
4.8                 Such an election, once made, will be irrevocable except as provided in Section 4.5.
4.10               The Account of any Participant with Deferred Cash Compensation and Deferred Cash Awards for the calendar year shall be increased by a matching contribution amount, equal to 100% of the aggregate Deferred Cash Compensation and Deferred Cash Awards that do not exceed 3% of Cash Compensation, minus the maximum amount of Matching Contributions that could have been made to Participant's Accounts in the PPL Deferred Savings Plan and/or PPL Subsidiary Savings Plan for that calendar year if the Participant had made the maximum employee contributions permitted.

Article VI
Payment of Account - General Provisions

6.1                 The Total Amount Payable shall be payable to Participant:
(a)           When the Participant's employment with PPL terminates for any reason, including retirement, payments will commence immediately for the amount of Participant's Account as of December 31, 2004, plus applicable earnings under Section 5.4 to the date of payment, ("Pre-2005 Amount").  When the Participant has a Separation from Service with PPL, payments will commence for the amount of Participant's Account attributable to deferrals after December 31, 2004, and applicable earnings under Section 5.4 ("Post-2004 Amount") six calendar months after such Separation from Service in the form selected by the Participant pursuant to Section 6.2; or
(b)           if Participant, while employed by PPL or an Affiliated Company, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant's employer; payments will commence within thirty (30) days of such event or in any other form, as elected by Participant.  Such election must be made and become irrevocable pursuant to the timing rules set forth for deferral elections under Article IV.
6.2                 (a)           (1)          The Total Amount Payable with respect to Pre-2005 Amounts shall be paid to Participant in a single sum or in annual installments up to a maximum of fifteen (15) years, or other forms approved by the CLC as elected by the Participant.  Such election must be made before the applicable Cash Compensation and/or Cash Award is deferred and may not be changed with respect to Cash Compensation and/or Cash Award once it has been deferred.  Any election made less than 12 months prior to the date that the Total Amount Payable is to be paid under said election shall be void, and the prior election closest in time to the void election shall govern in its stead.  If there is no prior election, a single-sum shall be paid.
(2)          The Total Amount Payable with respect to Post-2004 Amounts shall be paid to Participant as elected by Participant, in a single sum or in annual installments up to a maximum of fifteen (15) years, or other Section 409A compliant forms approved by the CLC.  Such election must be made and become irrevocable pursuant to the timing rules set forth for deferral elections under Article IV.
(b)           Solely with respect to Pre-2005 Amounts, all annual installments shall, except for the final payment, be not less than $5,000.  To the extent necessary, the number of annual installments may be reduced to insure that annual installments are at least $5,000.
6.3                 (a)           If Participant dies while employed by PPL or an Affiliated Company or before all installments have been paid under this Article, payments shall be made in accordance with Section 6.3 (b)  to the beneficiary designated in writing by Participant.  Participant shall have a continuing power to designate a new beneficiary in the event of his death at any time prior to his death by written instrument delivered by Participant to the CLC without the consent or approval of any person theretofore named as his beneficiary.  In the event the designated beneficiary does not survive Participant, payment will be made to an alternate beneficiary designated in writing by Participant.  If no such designation is in effect at the time of death of Participant, or if no person so designated shall survive Participant, payment shall be made to Participant's estate.
(b)           Payments made to Participant's designated beneficiary shall be made in a single sum on or before the first day of the second month following the date of Participant’s death.
6.5                 The CLC may determine, in its sole discretion, that the Total Amount Payable shall be paid to a Participant or his beneficiary upon an Unforeseeable Emergency.  In such case, a single sum payment shall be made upon the occurrence of such Unforeseeable Emergency equal to the amount necessary to satisfy the emergency need including amounts to pay any Federal, state, local or foreign taxes or penalties reasonably anticipated to result from the distribution.  A distribution pursuant to this paragraph shall not be made to the extent that an Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of Participant’s assets to the extent the liquidation does not itself cause severe financial hardship, or by cessation of deferrals under the Plan.

Article IX
Termination or Amendment

9.1                 Each Participating Company shall have the power to amend the Plan by or pursuant to action of its board of directors, but any such amendment to the Plan must be approved by PPL, and shall only apply to those Participants who are employees of the Participating Company authorizing the amendment.  Any amendment that significantly affects the cost of the Plan or significantly alters the benefit design or eligibility requirements of the Plan shall be adopted by both PPL and any Participating Company whose employees are affected.  In addition, the CLC may adopt any amendment that does not significantly affect the cost of the Plan or significantly alter the benefit design or eligibility requirements of the Plan.  Each amendment to the Plan will be binding on the Participating Company to which it applies.  No termination or amendment shall (without Participant's consent) alter:  a) Participant's right to payments of amounts previously credited to Participant's Account, which amounts shall continue to be adjusted for earnings and losses as provided for herein as though termination or amendment had not been effected, b) the amount or times of payment of such amounts which have commenced prior to the effective date of such termination or amendment, or c) the rights set forth in Article VI to designate beneficiaries in the event of Participant's death.

II.	Except as provided for in this Amendment No. 3, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 3 is executed this _____ day of _____________________, 2008.

PPL SERVICES CORPORATION By:_____________________________ Stephen R. Russo Vice President – Human Resources and Services